AMENDMENT TO AMENDED AND RESTATED DECLARATION OF TRUST

THE MANAGERS TRUST II

Amendment No. 8 to Agreement and Declaration of Trust

The undersigned, being at least a majority of the Trustees of The Managers Trust II (the “Trust”), a business trust organized under the laws of The Commonwealth of Massachusetts, DO HEREBY AMEND the Trust’s Amended and Restated Declaration of Trust dated March 19, 1992, as amended to date (the “Declaration of Trust”), as follows:

WHEREAS, Section 5.1, Article V of the Declaration of Trust provides that the Trustees may amend the Declaration of Trust at any time without the authorization of shareholders for the purpose of designating and establishing any series or class of shares upon the execution by a majority of the Trustees of an amendment to the Declaration of Trust; and

WHEREAS, the Trustees desire to establish a series of the Trust designated as “Managers Total Return Bond Fund”.

NOW, THEREFORE, the Declaration of Trust is hereby amended, effective as of December 6, 2002, as follows:

Section 5.11, Article V of the Declaration of Trust is hereby amended by deleting the first sentence of such Section and substituting therefore the following:

Without limiting the authority of the Trustees set forth in Section 5.1 inter alia, to establish and designate any further series or classes or to modify the rights or preferences of any series or class, each of the following series shall be, and is hereby, established and designated: (1) the “Managers Short Duration Government Fund” (formerly the “Smith Breeden Short Duration Government Fund”, (2) the “Managers Intermediate Duration Government Fund”, (formerly “Smith Breeden Intermediate Duration Government Fund”) and (3) the “Managers Total Return Bond Fund”.

The foregoing amendment may be signed in counterparts with the same effect as if all signatories had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this instrument as of this 6th day of December, 2002.

/s/ Jack W. Aber	/s/ William E. Chapman, II
Jack W. Aber	William E. Chapman, II

/s/ Sean M. Healey	/s/ Edward J. Kaier
Sean M. Healey	Edward J. Kaier

/s/ Peter M. Lebovitz	/s/ Madeline H. McWhinney
Peter M. Lebovitz	Madeline H. McWhinney

/s/ Steven J. Paggioli	/s/ Eric Rakowski
Steven J. Paggioli	Eric Rakowski

/s/ Thomas R. Schneeweis
Thomas R. Schneeweis